Exhibit 4.1

SFA, INC.

2007 STOCK OPTION PLAN

SECTION 1    DEFINITIONS

1.1 Definitions. Whenever used herein, the masculine pronoun shall be deemed to include the feminine, and the singular to include the plural, unless the context clearly indicates otherwise, and the following capitalized words and phrases are used herein with the meaning thereafter ascribed:

(a) “Affiliate” means (i) any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, each of the corporations (other than the Company) owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain, or (ii) any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, each of the corporations, other than the last corporation in the unbroken chain, owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(b) “Board of Directors” means the board of directors of the Company.

(c) “Change in Control” means: (i) an individual, person, general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association, foreign trust, foreign business organization or other entity, together with any affiliate of the foregoing (other than (x) the Company, (y) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or (z) Global Strategies Group Holdings S.A. or any affiliate thereof) (a “Person”) acquires (other than solely by reason of a repurchase of voting securities by the Company) more than 50% of the combined voting power of the Company’s then total outstanding voting securities; (ii) there is consummated a merger or consolidation of the Company with any other corporation or other entity, other than (A) a merger or consolidation which results in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 25% of the combined voting power of the securities of the Company or such surviving entity or any direct or indirect parent thereof outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (meaning that such Person is entitled to the benefits of ownership although such Person does have possession of or title to such securities) (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates) representing 50% or more of the combined voting power of the Company’s then outstanding securities; or (iii) the stockholders of the Company approve a plan of complete liquidation or dissolution; provided, however, that in no event shall an initial public offering of the capital stock of the Company constitute a Change in Control for purposes of this Agreement.

(d) “Company” means SFA, Inc., a company incorporated under the laws of the State of Maryland.

(e) “Code” the Internal Revenue Code of 1986, as amended.

(f) “Committee” means the committee appointed by the Board of Directors to administer the Plan pursuant to Plan Section 2.3, or in the absence of such an appointment, the entire Board of Directors.

(g) “Disability” means a physical or mental disability or incapacity of an employee of the Company or its subsidiary, whether total or partial, that, in the good faith determination of the Company’s Board of Directors or a designated officer of the Company, has prevented him from performing substantially all of such employee’s duties with the Company during a period of two consecutive months or for 180 days during any 12 month period.

(h) “Disposition” means any conveyance, sale, transfer, assignment, pledge or hypothecation, whether outright or as security, inter vivos or testamentary, with or without consideration, voluntary or involuntary.

(i) “Fair Market Value” refers to the determination of value of a share of Stock. If the Stock is actively traded on any national securities exchange or any NASDAQ quotation or market system, Fair Market Value shall mean the closing price at which sales of Stock shall have been sold on the most recent trading date immediately prior to the date of determination, as reported by any such exchange or system selected by the Committee on which the shares of Stock are then traded. If the shares of Stock are not actively traded on any such exchange or system, Fair Market Value shall mean the arithmetic mean of the bid and asked prices for the shares of Stock on the most recent trading date within a reasonable period prior to the determination date as reported by such exchange or system. If there are no bid and asked prices within a reasonable period or if the shares of Stock are not traded on any exchange or system as of the determination date, Fair Market Value shall mean the fair market value of a share of Stock as determined by the Committee; provided that, for purposes of granting Incentive Stock Options, Fair Market Value of a share of Stock shall be determined in accordance with the valuation principles described in the regulations promulgated under Code Section 422.

(j) “Incentive Stock Option” means an incentive stock option, as defined in Code Section 422, described in Plan Section 3.2.

(k) “Non-Qualified Stock Option” means a stock option, other than an option qualifying as an Incentive Stock Option, described in Plan Section 3.2.

(l) “Option” means a Non-Qualified Stock Option or an Incentive Stock Option.

(m) “Over 10% Owner” means an individual who at the time an Incentive Stock Option is granted owns Stock possessing more than 10% of the total combined voting power of the Company or one of its Parents or Subsidiaries, determined by applying the attribution rules of Code Section 424(d).

(n) “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with Global Strategies Group Holdings S.A. if, with respect to Incentive Stock Options, at the time of granting of the Incentive Stock Option, each of the corporations other than Global Strategies Group Holdings S.A. owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

(o) “Participant” means an individual who receives a Stock Option hereunder.

(p) “Plan” means the SFA, Inc. 2007 Stock Option Plan.

(q) “Stock” means the Company’s common stock, $.l0 par value per share.

(r) “Stock Option Agreement” means an agreement between the Company and a Participant or other documentation evidencing an award of a Stock Option.

(s) “Stock Options” means, collectively, Incentive Stock Options and Non-Qualified Stock Options.

(t) “Stockholders Agreement” means the Stockholders Agreement, dated as of February 9, 2007, by and between Global Technology Strategies, Inc and the Company, as amended from time to time.

(u) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, with respect to Incentive Stock Options, at the time of the granting of the Incentive Stock Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

(v) “Termination of Service” means the termination of the service relationship, whether employment or otherwise, between a Participant and the Company and any Affiliates, regardless of the fact that severance or similar payments are made to the Participant for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, or retirement. The Committee shall, in its absolute discretion, determine the effect of all matters and questions relating to Termination of Service, including, but not by way of limitation, the question of whether a leave of absence constitutes a Termination of Service.

SECTION 2    THE STOCK OPTION PLAN

2.1 Purpose of the Plan. The Plan is intended to (a) provide incentives to officers, employees, directors, consultants and other service providers of the Company and its Affiliates to stimulate their efforts toward the continued success of the Company and its Affiliates and to operate and manage the business in a manner that will provide for the long-term growth and profitability of the Company and its Affiliates; (b) encourage stock ownership by officers, employees, directors, consultants and other service providers by providing them with a means to acquire a proprietary interest in the Company by acquiring shares of Stock; and (c) provide a means of attracting, retaining and rewarding key personnel.

2.2 Stock Subject to the Plan. Subject to adjustment in accordance with Section 5.2, 36,600 shares of Stock (the “Maximum Plan Shares”) are hereby reserved exclusively for issuance pursuant to Stock Options, including Incentive Stock Options. At no time shall the Company have outstanding Stock Options and shares of Stock issued in respect of Stock Options in excess of the Maximum Plan Shares. The shares of Stock attributable to the nonvested, unpaid, unexercised, unconverted or otherwise unsettled portion of any Stock Option that is forfeited or cancelled or expires or terminates for any reason without becoming vested, paid, exercised, converted or otherwise settled in full shall again be available for purposes of the Plan.

2.3 Administration of the Plan. The Plan shall be administered by the Committee. The Committee shall be comprised of such members of the Board of Directors as the Board of Directors shall determine. The Committee shall have full authority in its discretion to determine the officers, employees, directors, consultants and other service providers of the Company and its Affiliates to whom Stock Options shall be granted and the terms and provisions of Stock Options subject to the Plan. Subject to the provisions of the Plan, the Committee shall have full and conclusive authority to interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the respective Stock Option Agreements and to make all other determinations necessary or advisable for the proper administration of the Plan. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, awards under the Plan (whether or not such persons are similarly situated). The Committee’s decisions shall be final and binding on all Participants. Each member of the Committee shall serve at the discretion of the Board of Directors and the Board of Directors may from time to time remove members from or add members to the Committee. Vacancies on the Committee shall be filled by the Board of Directors.

The Committee shall select one of its members as Chairman and shall hold meetings at the times and in the places as it may deem advisable. Acts approved by a majority of the Committee in a meeting at which a quorum is present, or acts reduced to or approved in writing by a majority of the members of the Committee, shall be the valid acts of the Committee.

2.4 Eligibility and Limits. Stock Options may be granted only to officers, employees, directors, consultants and other service providers of the Company and its Affiliates; provided, however, that an Incentive Stock Option may only be granted to an employee of the Company or a Subsidiary. In the case of Incentive Stock Options, the aggregate Fair Market Value (determined as of the date an Incentive Stock Option is granted) of stock with respect to which stock options intended to meet the requirements of Code Section 422 become exercisable for the first time by an individual during any calendar year under all plans of the Company and its Parents and Subsidiaries shall not exceed $100,000; provided further, that if the limitation is exceeded, the Incentive Stock Option(s) which cause the limitation to be exceeded shall be treated as Non-Qualified Stock Option(s).

SECTION 3    TERMS OF STOCK OPTIONS

3.1 General Terms and Conditions.

(a) The number of shares of Stock as to which a Stock Option shall be granted shall be determined by the Committee in its sole discretion, subject to the provisions of Section 2.2 as to the total number of shares available for grants under the Plan. If a Stock Option Agreement so provides, a Participant may be granted a new Option to purchase a number of shares of Stock equal to the number of previously owned shares of Stock tendered in payment of the Exercise Price (as defined below) for each share of Stock purchased pursuant to the terms of the Stock Option Agreement.

(b) Each Stock Option shall be evidenced by a Stock Option Agreement in such form and containing such terms, conditions and restrictions as the Committee may determine is appropriate. Each Stock Option Agreement shall be subject to the terms of the Plan and any provision in a Stock Option Agreement that is inconsistent with the Plan shall be null and void.

(c) The date a Stock Option is granted shall be the date on which the Committee has approved the terms of, and satisfaction of any conditions applicable to, the grant of the Stock Option and has determined the recipient of the Stock Option and the number of shares covered by the Stock Option and has taken all such other action necessary to complete the grant of the Stock Option.

(d) Any Stock Option may be granted in connection with all or any portion of a previously or contemporaneously granted Stock Option. Exercise or vesting of a Stock Option granted in connection with another Stock Option may result in a pro rata surrender or cancellation of any related Stock Option, as specified in the applicable Stock Option Agreement.

(e) Unless otherwise permitted by the Committee with respect to Non- Qualified Stock Options, Stock Options shall not be transferable or assignable except by will or by the laws of descent and distribution and shall be exercisable, during the Participant’s lifetime, only by the Participant; in the event of the Disability of the Participant, by the legal representative of the Participant; or in the event of the death of the participant, by the personal representative of the Participant’s estate or if no personal representative has been appointed, by the successor in interest determined under the Participant’s will.

3.2 Terms and Conditions of Option. Each Option granted under the Plan shall be evidenced by a Stock Option Agreement. At the time any Option is granted, the Committee shall determine whether the Option is to be an Incentive Stock Option or a Non-Qualified Stock Option, and the Option shall be clearly identified as to its status as an Incentive Stock Option or a Non-Qualified Stock Option. At the time any Incentive Stock Option is exercised, the Company shall be entitled to place a legend on the certificates representing the shares of Stock purchased pursuant to the Option to clearly identify them as shares of Stock purchased upon exercise of an Incentive Stock Option. An Incentive Stock Option may only be granted within ten (10) years from the earlier of the date the Plan is adopted by the Board of Directors or approved by the Company’s stockholders.

(a) Option Price. Subject to adjustment in accordance with Section 5.2 and the other provisions of this Section 3.2, the exercise price (the “Exercise Price”) per share of Stock purchasable under any Option shall be not less than the Fair Market Value on the date the Option is granted as determined by the Committee in its sole discretion. With respect to each grant of an Incentive Stock Option to a Participant who is an Over 10% Owner, the Exercise Price shall not be less than 110% of the Fair Market Value on the date the Option is granted.

(b) Option Term. The term of an Option shall be as specified in the applicable Stock Option Agreement; provided, however, that any Incentive Stock Option granted to a Participant who is not an Over 10% Owner shall not be exercisable after the expiration of ten (10) years after the date the Option is granted and any Incentive Stock Option granted to an Over 10% Owner shall not be exercisable after the expiration of five (5) years after the date the Option is granted.

(c) Payment. Payment for all shares of Stock purchased pursuant to the exercise of an Option shall be made in any form or manner authorized by the Committee in the Stock Option Agreement or by amendment thereto, including, but not limited to, cash or, if the Stock Option Agreement provides, (1) by delivery to the Company of a number of shares of Stock which have been owned by the holder for at least six (6) months prior to the date of exercise having an aggregate Fair Market Value of not less than the product of the Exercise Price multiplied by the number of shares the Participant intends to purchase upon exercise of the Option on the date of delivery; (2) in a cashless exercise through a broker; or (3) by having a number of shares of Stock withheld, the Fair Market Value of which as of the date of exercise is sufficient to satisfy the Exercise Price. In its discretion, the Board of Directors may authorize (at the time an Option is granted or thereafter) Company secured financing to assist the Participant as to payment of the Exercise Price on such terms as may be offered by the Board of Directors in its discretion; provided, however, that any Company financing must be subject to a full recourse note with a stated interest rate not less than the then current market rate. Payment shall be made at the time that the Option or any part thereof is exercised, and no shares shall be issued or delivered upon exercise of an Option until full payment has been made by the Participant. The holder of an Option, as such, shall have none of the rights of a stockholder.

(d) Conditions to the Exercise of an Option. Each Option granted under the Plan shall be exercisable by whom, at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee shall specify in the Stock Option Agreement; provided, however, that subsequent to the grant of an Option, the Committee, at any time before complete termination of such Option, may accelerate the time or times at which such Option may be exercised in whole or in part, including, without limitation, upon a Change in Control and may permit the Participant or any other designated person to exercise the Option, or any portion thereof, for all or part of the remaining Option term notwithstanding any provision of the Stock Option Agreement to the contrary.

(e) Termination of Incentive Stock Option. With respect to an Incentive Stock Option, the Committee may provide in the applicable Stock Option Agreement that in the event of the Termination of Service of a Participant, the Option or portion thereof held by the Participant which is unexercised shall expire, terminate, and become unexercisable no later than the expiration of three (3) months after the date of Termination of Service; provided, however, that in the case of a holder whose Termination of Service is due to death or Disability, one (1) year shall be substituted for such three (3) month period. For purposes of this Subsection (e), Termination of Service of the Participant shall not be deemed to have occurred if the Participant is employed by another corporation (or a parent or subsidiary corporation of such other corporation) which has assumed the Incentive Stock Option of the Participant in a transaction to which Code Section 424(a) is applicable.

(f) Special Provisions for Certain Substitute Options. Notwithstanding anything to the contrary in this Section 3.2, any Option issued in substitution for an option previously issued by another entity, which substitution occurs in connection with a transaction to which Code Section 424(a) is applicable, may provide for an exercise price computed in accordance with such Code Section and the regulations thereunder and may contain such other terms and conditions as the Committee may prescribe to cause such substitute Option to contain as nearly as possible the same terms and conditions (including the applicable vesting and termination provisions) as those contained in the previously issued option being replaced thereby.

3.3 Treatment of Awards Upon Termination of Service. Except as otherwise provided by Plan Section 3.2(e), any award under this Plan to a Participant who suffers a Termination of Service may be cancelled, accelerated, paid or continued, as provided in the Stock Option Agreement or, in the absence of such provision, as the Committee may determine. The portion of any award exercisable in the event of continuation or the amount of any payment due under a continued award may be adjusted by the Committee to reflect the Participant’s period of service from the date of grant through the date of the Participant’s Termination of Service or such other factors as the Committee determines are relevant to its decision to continue the award.

3.4 Adjustment to Exercise Prices. In the event that the Company (a) incurs any additional indebtedness for borrowed money or (b) issues any preferred stock (or similar equity instrument) that is either mandatorily redeemable or provides mandatory rights to cash, payment in kind or other equity-type distributions or dividends, in each case after the date hereof and, in either case, the Board of Directors determines that all or any of the proceeds of such debt financing or preferred stock issuance are to be used or set aside for use by the Company as a dividend or other distribution to the stockholders of the Company with respect to any shares of

Stock (the amount of any such dividend or other distribution actually made to the stockholders of the Company is referred to herein as a “Distribution”), then the Exercise Price of each Option outstanding at the time of such Distribution shall automatically be reset by subtracting the Strike Price Adjustment Amount from the Exercise Price of each such Option. As used in this Section 3.4, the term “Strike Price Adjustment Amount” shall mean the amount of the Distribution divided by the total number of fully-diluted shares of common stock of the Company.

SECTION 4    RESTRICTIONS ON STOCK

The Participant shall not have the right to make or permit to exist any Disposition of the shares of Stock issued pursuant to the Plan except as provided in the applicable Stock Option Agreement and in the terms of the Stockholders Agreement (without regard to whether the participant shall be a party thereto). Any Disposition of the shares of Stock issued under the Plan by the Participant not made in accordance with the applicable Stock Option Agreement or the Stockholders Agreement (without regard to whether the participant shall be a party thereto) shall be void. The Company shall not recognize, or have the duty to recognize, any Disposition not made in accordance with the applicable Stock Option Agreement or the Stockholders Agreement (without regard to whether the participant shall be a party thereto), and the shares so transferred shall continue to be bound by the Plan and the applicable Stock Option Agreement and the Stockholders Agreement.

SECTION 5    GENERAL PROVISIONS

5.1 Withholding. Whenever the Company proposes or is required to issue or transfer shares of Stock under the Plan, the Company shall have the right to require the recipient to remit to the Company an amount sufficient to satisfy any federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for such shares. A Participant may pay the withholding tax in cash or, if the applicable Stock Option Agreement provides, a Participant may elect to have the number of shares of Stock he is to receive reduced by the smallest number of whole shares of Stock which, when multiplied by the Fair Market Value of the shares of Stock determined as of the Tax Date (defined below), is sufficient to satisfy the minimum required federal, state and local, if any, withholding taxes arising from exercise or payment of a Stock Option (a “Withholding Election”). A Participant may make a Withholding Election only if both of the following conditions are met:

(a) The Withholding Election must be made on or prior to the date on which the amount of tax required to be withheld is determined (the “Tax Date”) by executing and delivering to the Company a properly completed notice of Withholding Election as prescribed by the Committee; and

(b) Any Withholding Election made will be irrevocable; however, the Committee may, in its sole discretion, disapprove and give no effect to the Withholding Election.

5.2 Changes Capitalization; Merger; Liquidation.

(a) The number of shares of Stock reserved for the grant of Options and the number of shares of Stock reserved for issuance upon the exercise or payment, as applicable, of each outstanding Option, and the Exercise Price of each outstanding Option shall be proportionately and equitably adjusted for any increase or decrease in the number of issued shares of Stock resulting from a subdivision or combination of shares or the payment of an ordinary stock dividend in shares of Stock to holders of outstanding shares of Stock or any other increase or decrease in the number of shares of Stock outstanding effected without receipt of consideration by the Company.

(b) In the event of any merger, consolidation, extraordinary dividend (including a spin-off), reorganization, Change in Control, or other change in the corporate structure of the Company or its Stock or tender offer for shares of Stock, the Committee, shall make such equitable and proportionate adjustments with respect to awards and take such other action as it deems necessary or appropriate to reflect or in anticipation of such merger, consolidation, extraordinary dividend (including a spin-off), reorganization, Change in Control, other change in corporate structure or tender offer, including, without limitation, the substitution of new awards, the adjustment of outstanding awards, the acceleration of awards or the removal of restrictions on outstanding awards, or the termination of outstanding awards in exchange for the value (payable in cash or property) determined in good faith by the Committee of the vested and/or unvested portion of the award, all as may be provided in the applicable Stock Option Agreement or, if not expressly addressed therein, as the Committee subsequently may determine in the event of any such merger, consolidation, extraordinary dividend (including a spin-off), reorganization, Change in Control, or other change in the corporate structure of the Company or its Stock or tender offer for shares of Stock. Any adjustment pursuant to this Section 5.2 may provide, in the Committee’s discretion, for the elimination without payment therefor of any fractional shares that might otherwise become subject to any Stock Option, but except as set forth in this Section, may not otherwise diminish the then value of the stock option.

(c) The existence of the Plan and the Stock Options granted pursuant to the Plan shall not affect in any way the right or power of the Company to make or authorize any adjustment, reclassification, reorganization or other change in its capital or business structure, any merger or consolidation of the Company, any issue of debt or equity securities having preferences or priorities as to the Stock or the rights thereof, the dissolution or liquidation of the Company, any sale or transfer of all or any part of its business or assets, or any other corporate act or proceeding.

5.3 Compliance with Code. All Stock Options to be granted hereunder are intended to comply with Code Section 409A, and all provisions of the Plan and all Stock Options granted hereunder shall be construed in such manner as to effectuate that intent. All Incentive Stock Options to be granted hereunder are intended to comply with Code Section 422, and all provisions of the Plan and all Incentive Stock Options granted hereunder shall be construed in such manner as to effectuate that intent.

5.4 Right to Terminate Service. Nothing in the Plan or in any Stock Option Agreement shall confer upon any Participant the right to continue as an officer, employee, director, consultant or other service provider of the Company or its Affiliates or affect the right of the Company or its Affiliates to terminate the Participant’s service at any time.

5.5 Restrictions on Delivery and Sale of Shares; Legends. Each Stock Option is subject to the condition that if at any time the Committee, in its discretion, shall determine that the listing, registration or qualification of the shares covered by such Stock Option upon any securities exchange or under any state or federal law is necessary or desirable as a condition of or in connection with the granting of such Stock Option or the purchase or delivery of shares thereunder, the delivery of any or all shares pursuant to such Stock Option may be withheld unless and until such listing, registration or qualification shall have been effected. If a registration statement is not in effect under the Securities Act of 1933 or any applicable state securities laws with respect to the shares of Stock purchasable or otherwise deliverable under Stock Options then outstanding, the Committee may require, as a condition of exercise of any Option or as a condition to any other delivery of Stock pursuant to a Stock Option, that the Participant or other recipient of a Stock Option represent, in writing, that the shares received pursuant to the Stock Option are being acquired for investment and not with a view to distribution and agree that the shares will not be disposed of except pursuant to an effective registration statement, unless the Company shall have received an opinion of counsel that such disposition is exempt from such requirement under the Securities Act of 1933 and any applicable state securities laws. The Company may include on certificates representing shares delivered pursuant to a Stock Option such legends referring to the foregoing representations or restrictions or any other applicable restrictions on resale, including restrictions set forth in the Stockholders Agreement, as the Company, in its discretion, shall deem appropriate.

5.6 Listing and Legal Compliance. The Committee may suspend the exercise or payment of any Stock Option so long as it determines that securities exchange listing or registration or qualification under any securities laws is required in connection therewith and has not been completed on terms acceptable to the Committee.

5.7 Non-alienation of Benefits. Other than as specifically provided with regard to the death of a Participant, no benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge; and any attempt to do so shall be void. No such benefit shall, prior to receipt by the Participant, be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the Participant.

5.8 Termination and Amendment of the Plan. The Board of Directors at any time may amend or terminate the Plan without stockholder approval; provided, however, that the Board of Directors may condition any amendment on the approval of stockholders of the Company if such approval is necessary or advisable with respect to tax, securities or other applicable laws. No such termination or amendment without the consent of the holder of a Stock Option shall adversely affect the rights of the Participant under such Stock Option.

5.9 Stockholder Approval. The Plan must be submitted to the stockholders of the Company within twelve (12) months before or after the adoption of the Plan by the Board of Directors. If such approval is not obtained, any Stock Option granted hereunder will be void.

5.10 Choice of Law. The laws of the State of Maryland shall govern the Plan, to the extent not preempted by federal law.

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